Exhibit 5 (a)
[Letterhead of Kirkland & Ellis LLP]
February 28, 2008
Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
     Re:      Shares of Common Stock, $0.01 par value
Ladies and Gentlemen:
     We are issuing this letter in our capacity as special counsel for and at the request of Solutia Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an aggregate of 7,450,000 shares (the “Shares”) of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Registrant’s Management Long-Term Incentive Plan and Non-Employee Director Stock Compensation Plan (collectively, the “Plans”).
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) forms of the Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws (the “Bylaws”) of the Registrant, each as attached as exhibits to the Registration Statement; (ii) certain resolutions adopted by the board of directors of the Registrant (the “Board of Directors”); (iii) the Plans; (iv) the Registration Statement; (v) Solutia’s Fifth Amended Joint Plan of Reorganization (as Modified)(the “Chapter 11 Plan”); and (vi) the Order Confirming Solutia’s Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and Approving the Global Settlement, Monsanto Settlement and the Retiree Settlement. In addition, we have made such other and further investigations as we have deemed necessary to enable us to express the opinions hereinafter set forth.
     For purposes of this opinion, we have made the following assumptions, in each case without independent verification: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the authenticity of the originals of all documents submitted to us as copies; (iv) the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered; (v) the authority of such persons signing on behalf of the parties thereto; (vi) the due authorization, execution and delivery of all documents by the parties thereto; and (vii) the legal capacity of all natural persons. We have further assumed that each of the agreements to be entered into between the Registrant and the Plan participants will conform to the requirements of the Plans. As to any facts material to the

February 28, 2008

opinions expressed herein which we have not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Registrant and others. We have also made other assumptions we have deemed appropriate for purposes of this letter.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
1.	The Shares reserved for issuance under the Plans have been duly authorized.

2.	When (i) the Charter is filed with the Secretary of State of the State of Delaware; (ii) the Registration Statement becomes effective; (iii) the compensation committee appointed by the Board of Directors to administer the Plans or the Board of Directors grants the options pursuant to the Plans (the “Options”) and determines the exercise price of the Options or grants Shares of restricted stock under the Plans; (iv) the Bylaws are adopted by the Registrant; (v) the Chapter 11 Plan has become effective; and (vi) the Shares are issued in accordance with the Plans and are registered by the transfer agent and registrar of the Registrant and, in the case of Shares subject to Options, are delivered to and paid for by the Plan participants at a price per share not less than the par value per share, the Shares will be validly issued, fully paid and non-assessable.
     Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of any laws except the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.
     This opinion is delivered to you solely in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Very truly yours,
/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP